SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Chico’s FAS, Inc.

(Name of Registrant as specified in its Charter)

(Name of person(s) Filing Proxy Statement, if Other than the Registrant)

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CHICO’S FAS, INC.

11215 Metro Parkway
Ft. Myers, Florida 33912

April 28, 2003

TO OUR STOCKHOLDERS:

      You are cordially invited to attend our 2003 Annual Meeting of Stockholders which will be held at the Sanibel Harbour Resort, 17260 Harbour Pointe Drive, Fort Myers, Florida, on June 24, 2003 at 2:00 P.M., local time.

      This year we have again selected the Sanibel Harbour Resort as the venue for the annual meeting because it continues to serve as a particularly nice setting for our annual meeting. I look forward to this opportunity to let you become better acquainted with Chico’s, our directors and officers, our achievements and our plans for the future.

      Please read these materials so that you’ll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can’t attend the meeting.

MARVIN J. GRALNICK
Chief Executive Officer and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ABOUT THE ANNUAL MEETING
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
PERFORMANCE GRAPH
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
SECURITY OWNERSHIP
STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2004 ANNUAL MEETING

CHICO’S FAS, INC.

11215 Metro Parkway
Ft. Myers, Florida 33912

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 24, 2003

To the Stockholders of Chico’s FAS, Inc.:

TIME		2:00 P.M., Local Time, on Tuesday, June 24, 2003

PLACE		Sanibel Harbour Resort 17206 Harbour Pointe Drive Ft. Myers, Florida 33908

ITEMS OF BUSINESS	1.	To elect two Class I directors, each to serve for a three-year term;
	2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 31, 2004 (fiscal 2003); and
	3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE		You can vote if you are a stockholder of record on April 28, 2003.

ANNUAL REPORT		Our 2002 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING		It is important that your shares be represented and voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

By Order of the Board of Directors,

CHARLES J. KLEMAN
Secretary

April 28, 2003

CHICO’S FAS, INC.

11215 Metro Parkway
Ft. Myers, Florida 33912

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 24, 2003

To the Stockholders of Chico’s FAS, Inc.:	April 28, 2003

      These proxy materials are delivered in connection with the solicitation by the Board of Directors of Chico’s FAS, Inc. (“Chico’s,” the “Company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2003 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

      You are invited to attend our Annual Meeting of Stockholders on June 24, 2003, beginning at 2:00 P.M., Local Time. The Annual Meeting will be held at the Sanibel Harbour Resort, Fort Myers, Florida. Stockholders will be admitted beginning at approximately 1:30 P.M.

      It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

      At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of the Company’s independent auditors. In addition, the Company’s management will report on the performance of the Company during the fiscal year ended February 1, 2003 and respond to questions from stockholders.

What is a proxy?

      It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of Marvin J. Gralnick, Scott A. Edmonds and Patricia A. Murphy as proxies for the 2003 Annual Meeting.

What is a proxy statement?

      It is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

When are these materials being mailed?

      This proxy statement and the form of proxy are being mailed starting on approximately May 2, 2003.

What is the difference between a share owner of record and a share owner who holds stock in street name?

      (a) If your shares are registered in your name, you are a share owner of record. Owners of record receive their proxy materials from us. When you properly complete, sign and return your proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on the proxy card.

      (b) If your shares are held in the name of your broker or other financial institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other financial institution is the stockholder of record for your shares. As the holder of record, only your broker or other institution is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders receive their proxy materials from their broker or other institution. When you properly complete, sign and return your proxy card, you are giving your broker or other financial institution instructions on how to vote the shares they hold for you.

What is the record date and what does it mean?

      Owners of record of common stock at the close of business on the “record date” are entitled to:

(a) receive notice of the meeting, and

(b) vote at the meeting and any adjournments or postponements of the meeting.

      The record date for the 2003 Annual Meeting is April 28, 2003. The record date is established by the Board of Directors as required by law and the Company’s Articles of Incorporation and By-laws.

What are abstentions and broker non-votes?

      An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal, indicates that the stockholder abstains from voting on the proposal, or withholds authority from proxies to vote for director nominees while failing to vote for other eligible candidates in their place. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.

What constitutes a “quorum” for the meeting?

      At least a certain number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, a majority of the outstanding shares of common stock present or represented by proxy will constitute a quorum. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.

Who is entitled to vote and how many votes do I have?

      If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other financial institution how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 85,741,324 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?

      Stockholders of record can vote by:

•	returning a completed proxy card by mail to Registrar and Transfer Company, Attn: Proxy Department, P.O. Box 1159. Cranford, New Jersey 07016-9748;

•	delivering a completed proxy card to an inspector of election prior to the Annual Meeting; or

•	completing a ballot and returning it to an inspector of election during the Annual Meeting.

      If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution in accordance with the procedures and requirements applicable to your account. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.

Can I vote by telephone or electronically?

      The Company has not established procedures to allow telephone or electronic voting by stockholders of record, but we may do so for future stockholder meetings if we determine that the added convenience to our stockholders would justify the additional costs to the Company associated with these voting methods.

      Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case your bank or broker will enclose the instructions with this proxy statement.

Can I change my vote?

      You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

      If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting. To do so:

•	mail a revised proxy card dated later than the prior one;

•	give us written notice of your change or revocation; or

•	attend the Annual Meeting and vote in person.

      If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by submitting new voting instructions to your broker or other institution in accordance with the procedures and requirements applicable to your account.

If I submit a proxy, how will my shares be voted?

      If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the election of the two nominees to serve three-year terms on our Board of Directors, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 31, 2004 (fiscal 2003), and otherwise as recommended by the Board of Directors.

      Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What are the Board’s recommendations?

      The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominees for the Class I Director positions (see page 5).

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 31, 2004 (fiscal 2003) (see page 9).

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

What vote is required to approve each item?

      Election of Directors. Director candidates who receive the highest number of votes cast will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

      Ratification of Appointment of Accountants. The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 31, 2004 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

      Other Items. If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.

      A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of any vote, an abstention will have the same effect as does a share that is not present or is not voted.

Are votes confidential? Who counts the votes?

      The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b) in case of a contested proxy solicitation,

(c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d) to allow the independent inspectors of election to certify the results of the vote.

      All votes will be tabulated by employees of The Registrar and Transfer Company, the Company’s transfer agent for the common stock, whose representatives will serve as one or more of the inspectors of election.

How are abstentions and broker non-votes counted when tabulating the vote?

      Abstentions and broker non-votes do not count as votes and are not included in any vote totals for directors or for or against any other matter. Accordingly, abstentions and broker non-votes do not affect the outcome of any vote.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

      We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

Does each stockholder receive his or her own copy of the 2002 Annual Report and this proxy statement?

      In some cases we may send only one annual report and proxy statement to an address shared by two or more stockholders, unless we have received contrary instructions from one or more stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record residing at such an address and you wish to receive a separate copy of our 2002 Annual Report or this Proxy Statement, please contact Sherry Terzian by phone at (239) 274-4425 or in writing at 11215 Metro Parkway, Ft. Myers, Florida 33912 and we will promptly deliver to you a separate copy of our 2002 Annual Report and this proxy statement. If we have been sending only one annual report and proxy statement to your household but you or another stockholder in the household wishes to receive separate copies of annual reports and/or proxy statements in the future, please contact us in the same manner. Please also contact us if your household receives multiple copies of our annual report and proxy statement and you would prefer that we send only one copy for the entire household.

1.     ELECTION OF DIRECTORS — ITEM ONE ON YOUR PROXY CARD

Directors Standing for Election

      The Board of Directors is divided into three classes, currently consisting of two directors in each class, whose terms expire at successive annual meetings. The current terms of the three classes of directors expire in 2003 (Class I directors), 2004 (Class II directors), and 2005 (Class III directors). Directors are generally elected for three-year terms.

      Two Class I directors are to be elected at the 2003 Annual Meeting. The Board of Directors has nominated the following persons to stand for election at the 2003 Annual Meeting for the two director seats (terms expiring in 2006):

Charles J. Kleman

Ross E. Roeder

      The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy “FOR” the election of Charles J. Kleman and Ross E. Roeder as Class I directors of the Company, each to serve for the term described above.

      Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, the nominees shall be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

Nominees for election at this meeting to terms expiring in 2006:

      Charles J. Kleman, 52, is Executive Vice President — Finance, Chief Financial Officer and Secretary/Treasurer of the Company. Charles J. Kleman has been employed by Chico’s since January 1989, when he was hired as the Company’s Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company’s Chief Financial Officer. In September 1993, he was elected to the additional position of Secretary/Treasurer, served as Senior Vice President — Finance from January 1996 through November 1996 and, effective December 1996, was promoted to the position of Executive Vice President — Finance. Prior to joining Chico’s, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988 Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various public accounting firms, spending over four years of that time with Arthur Andersen & Co. Mr. Kleman is responsible for accounting, financial reporting, management information systems and investor relations.

Director since 1993.

      Ross E. Roeder, 65, is Chairman and Chief Executive Officer of Smart & Final, Inc., having held these positions since 1999 and having served as a director of SFI Corporation, the parent corporation of Smart & Final, since 1984. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. Since the late 1970’s, he also served and continues to serve as Chairman of the Board and Chief Executive Officer of MDR, Inc., International Consulting Group. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder is also a director of South Financial Group.

Director since 1997.

Directors Continuing in Office

Directors whose present terms continue until 2004:

      Helene B. Gralnick, 55, is Senior Vice President — Design and Concept for the Company. Helene B. Gralnick was a co-founder of Chico’s, together with her husband, Marvin J. Gralnick, and has served the Company in various senior executive capacities throughout its history. She was first elected Vice President/Secretary in 1983. Ms. Gralnick was elected as Senior Vice President — Merchandise Concept in 1992. In September 1993, Ms. Gralnick stepped down from all officer positions with the Company. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994, Ms. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Ms. Gralnick was elected as Senior Vice President — Design and Concept.

Director since 1983.

      Verna K. Gibson, 60, presently is a retailing consultant. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm. Ms. Gibson also serves as a director of Today’s Man, Inc.

Director since 1993.

Directors whose present terms continue until 2005:

      Marvin J. Gralnick, 68, is Chief Executive Officer and Chairman of the Board of the Company. Marvin J. Gralnick, together with his wife, Helene B. Gralnick, founded Chico’s in December 1983. He served the Company as its Chief Executive Officer until he stepped down in September 1993. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994,

Mr. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Mr. Gralnick reassumed the role of Chief Executive Officer. In March 1997, Mr. Gralnick reassumed the position of President and served in that position until September 2001, at which time Scott A. Edmonds was promoted to the position of President. Mr. Gralnick also served as President from the Company’s founding until 1990 when he became Chairman of the Board and was given the official title of Chief Executive Officer. Mr. and Ms. Gralnick’s vision and creative talents led the development and evolution of the Company’s philosophy and the design and feel of Chico’s merchandise and Chico’s stores through September 1, 1993 and since November 1994 have again been leading the Company in this regard.

      Director since 1983.

      John W. Burden, 66, is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December 1990 to March 1993, Mr. Burden’s principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including President of Burdines and Chairman of the Abraham and Strauss Division. Prior to that time, he spent 12 years with Macy’s.

      Director since 1997.

The Board of Directors, Standing Committees and Meetings

      Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the Company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of six directors. The current Board members and nominees for election include three independent directors and three members of the Company’s senior management. The primary responsibilities of the Board of Directors are oversight, counseling and direction to the Company’s management in the long-term interests of Chico’s and its stockholders. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer, the President and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Chico’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Chico’s business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining Chico’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board of Directors has delegated to the Chief Executive Officer and to the President, working with Chico’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer, the President and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by Chico’s.

      The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held seven meetings during the fiscal year ended February 1, 2003. During the fiscal year ended February 1, 2003, each incumbent Director attended at least 75% of the total number of Board and Committee meetings.

      The Board of Directors has a standing Corporate Governance Committee (which acts as the Company’s Nominating Committee), Audit Committee and Compensation and Benefits Committee.

      The current members of the Corporate Governance Committee are Ms. Gibson (chair), Mr. Burden and Mr. Roeder. During the fiscal year ended February 1, 2003, the Corporate Governance Committee did not

meet independently of the entire Board of Directors; however, at three meetings of the Board of Directors and related meetings of the Audit Committee held during fiscal 2002, certain matters that would otherwise have been taken up at a meeting of the Corporate Governance Committee were instead taken up and addressed by the entire Board and the Audit Committee. The Corporate Governance Committee has already held one independent meeting since the end of fiscal 2002 and plans to hold additional independent meetings during the remainder of fiscal 2003. The Corporate Governance Committee’s principal responsibilities from the perspective of its role as a Nominating Committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and committees thereof, and to evaluate and provide input with respect to individuals to be elected as officers of the Company by the Board of Directors. The Corporate Governance Committee will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company. See — “Stockholder Proposals for Presentation at the 2004 Annual Meeting” for further information.

      The current members of the Audit Committee are Mr. Roeder (chair), Ms. Gibson and Mr. Burden. The Audit Committee held nine meetings during the fiscal year ended February 1, 2003. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of Chico’s financial reporting, internal controls and audit functions. The Committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent certified public accountants, reviews the annual audit of the Company’s financial statements and meets with the independent auditors from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between the Audit Committee and the independent auditors is held separately without management present. The Audit Committee will be establishing policies and procedures for the engagement of the independent auditors to provide permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditors. The Audit Committee has the authority to hire its own outside legal and other advisors. All members of the Audit Committee are independent as defined by the listing standards of the New York Stock Exchange (the “NYSE”). Additionally, the Board believes that Mr. Roeder, who currently is the Chief Executive Officer of Smart & Final, Inc. and who previously was the chief executive officer for two different public companies, qualifies as a “financial expert” as defined in the recently issued SEC rules adopted to implement the Sarbanes-Oxley Act. See the Audit Committee Report on page 11 for further information.

      The current members of the Compensation and Benefits Committee are Mr. Burden (chair), Ms. Gibson and Mr. Roeder. The Compensation and Benefits Committee held five meetings during the fiscal year ended February 1, 2003 and regularly acts by written consent. The principal responsibilities of the Compensation and Benefits Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company; to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s 1992 Stock Option Plan, 1993 Stock Option Plan, 2002 Employee Stock Purchase Plan and 2002 Omnibus Stock and Incentive Plan.

      The outside directors meet on a regular basis without the Chief Executive Officer or other members of management present.

Compensation of Directors

      Base Compensation. Each non-employee director receives $7,500 per quarter to cover all Board and committee meetings. All directors are also entitled to reimbursement of their reasonable out-of-pocket expenses.

      Stock Options. Each year following the annual meeting of stockholders, each non-employee director receives an automatic grant of stock options to purchase 10,000 shares of common stock. In the fiscal year ended February 1, 2003, Ms. Gibson and Messrs. Burden and Roeder received automatic grants under the Company’s 2002 Omnibus Stock and Incentive Plan. Each such option grant, which vested in full on December 25, 2002 and has a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which in the case of these particular stock options was $18.505 after adjusting for the Company’s 2-for-1 stock split distributed in July 2002.

      In addition, Ms. Gibson and Messrs. Burden and Roeder may occasionally receive option grants at the discretion of the Board of Directors under the Company’s 2002 Omnibus Stock and Incentive Plan. During the fiscal year ended February 1, 2003 (fiscal 2002), each of these directors received a discretionary option grant representing 21,900 shares, prior to adjusting for the Company’s 2-for-1 stock split distributed in July 2002.

      Indemnification. We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

2.     PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS —
ITEM TWO ON YOUR PROXY CARD

Appointment Proposed for Ratification

      Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent accountants for the current fiscal year ending January 31, 2004 (fiscal 2003), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

      Prior to the engagement of E&Y as the Company’s independent accountants, Arthur Andersen LLP (“Andersen”) had been the Company’s independent accountants since 1992. Effective July 1, 2002, following action taken by the Board of Directors and acting on the recommendation of the Company’s Audit Committee, the Company effectuated a change in its independent accountants. Accordingly, the engagement of Andersen in that role was ended and the Company retained E&Y as its independent accountants beginning with the 2002 fiscal year ending February 1, 2003. Andersen’s reports on the Company’s consolidated financial statements during the past two fiscal years and any subsequent interim period through the date of the Company’s engagement of E&Y did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Andersen’s report on the Company’s consolidated financial statements for fiscal year 2001 ended February 2, 2002 was issued on an unqualified basis in conjunction with the publication of the Company’s Annual Report to Stockholders and the filing of the Company’s Annual Report on Form 10-K. During the Company’s two most recent fiscal years there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K. The change in the Company’s accountants was reported by the Company on a Current Report on Form 8-K filed July 1, 2002. In connection with the filing of that report the Company provided Andersen with a copy of the foregoing disclosures. Andersen provided a letter, dated July 1, 2002, stating its agreement with such statements. That letter was attached as Exhibit 16.1 to the Current Report on Form 8-K filed July 1, 2002.

      During the Company’s two most recent fiscal years and any subsequent interim period through the date of the Company’s engagement of E&Y, the Company did not consult E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

      The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED. The appointment will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Audit and Other Fees

Audit Fees

      Fees for audit services totaled approximately $166,500 (approximately $7,000 for services of Arthur Andersen LLP and approximately $159,500 for services of Ernst & Young LLP) in the fiscal year ended February 1, 2003 (fiscal 2002) and approximately $143,000 (all for services of Arthur Andersen LLP) in the fiscal year ended February 2, 2002 (fiscal 2001), including fees associated with the annual audit and reviews of the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees

      Fees for audit related services totaled approximately $78,000 (approximately $6,000 for services of Arthur Andersen LLP and approximately $72,000 for services of Ernst & Young LLP) in the fiscal year ended February 1, 2003 (fiscal 2002) and approximately $2,000 (all for services of Arthur Andersen LLP) in the fiscal year ended February 2, 2002 (fiscal 2001). Audit related services principally included accounting consultation and information systems audits.

Tax Fees

      Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $511,000 (all for services of Ernst & Young LLP) in the fiscal year ended February 1, 2003 (fiscal 2002) and approximately $80,000 (all for services of Arthur Andersen LLP) in the fiscal year ended February 2, 2002 (fiscal 2001). Approximately $65,000 of the fees for fiscal 2002 and approximately $73,000 of the fees for fiscal 2001 are attributable to tax compliance and preparation services. The remainder of the fees in this category are attributable to tax advice and planning, including tax planning for federal taxes and state and local taxes.

All Other Fees

      There were no fees for other services in the fiscal year ended February 1, 2003 (fiscal 2002). Fees for all other services not described above totaled approximately $38,000 (all for services of Arthur Andersen LLP) in the fiscal year ended February 2, 2002 (fiscal 2001), principally for services related to designing and laying the groundwork for the establishment of an internal audit function.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Company’s Board of Directors consists of three directors and operates under a written charter adopted by the Board of Directors, which was included in the Proxy Statement for our 2001 Annual Meeting of Stockholders. The charter is required to be provided to stockholders every three years, unless amended earlier. The charter is presently under review, and it is expected that the Board, with the recommendation of the Audit Committee, will amend the charter later this year to reflect the relevant provisions of the Sarbanes-Oxley Act and related NYSE rules. The members of the Audit Committee are Ross E. Roeder (Chair), Verna K. Gibson and John W. Burden. Each member of the Audit Committee is independent in the judgment of the Company’s Board of Directors and as required by the listing standards of The New York Stock Exchange. The Audit Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent accountants with input from the Company’s Board of Directors and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and the independent accountants.

      During the past year, the Sarbanes-Oxley Act of 2002 added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been proposed by The New York Stock Exchange and will become applicable to Chico’s if and when they are finally adopted.

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

      Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. Discussions regarding the Company’s audited financial statements included the independent accountant’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications) and by the audit committee charter. The Company’s independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.

      Based upon the Committee’s discussion with management and the independent accountants, the Committee’s review of the representations of management, and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended February 1, 2003.

MEMBERS OF THE AUDIT COMMITTEE

Ross E. Roeder, Chair
Verna K. Gibson
John W. Burden

COMPENSATION COMMITTEE REPORT

To: The Board of Directors

Overview and Philosophy

      The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) is composed of three members, each of whom is an outside director of the Company. The Compensation Committee provides overall guidance on the Company’s compensation and benefits philosophy. In addition, the Committee approves and monitors the Company’s

•	executive compensation and benefits programs

•	executive employment agreements

•	stock option plans

•	401(k) plan with optional profit sharing feature

•	stock purchase plan for employees

•	deferred compensation plan

      The primary objectives of the Compensation Committee are to assure that the Company’s executive compensation and benefits program

•	reflects the Company’s unique, entrepreneurial, customer-focused orientation

•	is competitive with other profitable, growing specialty retail companies

•	safeguards the interests of the Company and its stockholders

•	is effective in driving performance to achieve financial goals and create stockholder value

•	fosters teamwork on the part of management

•	is cost-effective and fair to employees, management, and stockholders

•	is well communicated and understood by program participants

      The Company’s executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company’s planned financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company’s existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

      The Company compensates its executive officers through three principal types of compensation: annual base salary, semi-annual incentive bonuses and long-term incentive awards through stock options, restricted stock and/or restricted stock units. The Company, as a matter of policy, places substantial emphasis on incentive bonuses and long-term stock-based awards since these two forms of compensation are viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

      In addition to the three types of compensation just mentioned, certain executive officers are eligible to participate in the Company’s Employee Stock Purchase Plan and Deferred Compensation Plan.

Base Salary

      The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Compensation Committee considers salary and other compensation arrangements of other specialty retailers of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.

      The Compensation Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns. Thus, the compensation peer group is not the same as the peer group index in the “Comparison of Cumulative Total Return” graph included in this proxy statement.

      The Compensation Committee, upon the recommendation by the Chief Executive Officer and the President, determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations.

Incentive Bonuses

      A significant component of an executive officer’s total cash compensation consists of an incentive bonus, which is intended to make the executive compensation dependent on the Company’s performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team. The bonuses are based on the Company’s achievement of its targeted earnings per share goal, which is part of the Company’s overall plan. The earnings per share goal, as well as the overall plan, is reviewed and approved by the Compensation Committee prior to the start of each fiscal year, with mid-year reviews when determined necessary. To encourage high levels of performance, the targeted earnings per share goal is established at a level which builds in, among other things, a conservatively aggressive growth in sales and comparable store sales.

      Bonuses are awarded to the executive team based on the Company’s attainment of specific pre-determined earnings per share levels relative to the targeted earnings per share goal established in the Company’s overall plan. If the Company does not match its minimum earnings per share goal level, then no bonuses are awarded. Bonuses are awarded midway through the fiscal year and at year end. The Company’s executive officers were awarded a total of approximately $2,934,800 in bonuses in the fiscal year ended February 1, 2003.

Deferred Compensation Plan

      The Company has adopted an unfunded, nonqualified plan that permits executive officers to defer current compensation for retirement savings. Pursuant to the deferred compensation plan, participants may defer all or a portion of qualifying remuneration payable by the Company. A book account is then maintained for each such executive officer in which there is an accounting of such deferred compensation and deemed earnings thereon based upon selection of deemed investment options by the executive officer. In accordance with the terms of the plan, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of creditors of the Company and are not the property of the executive officer.

Long Term Stock Based Compensation

      The Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership and the potential to realize growth in stock value over time is the most desirable way to align their interests with those of the Company’s stockholders. Stock options awarded under the Company’s 1992 and 1993 Stock Option Plans, the 2002 Omnibus Stock and Incentive Plan, and in some limited cases outside of the plans pursuant to separate individual stock option agreements, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options have been and continue to be a key part of the Company’s program for motivating and rewarding managers over the long term. The Company intends to continue to have stock options serve as an important part of the compensation program for key employees. The 2002 Omnibus Stock and Incentive Plan has expanded the type of stock based awards that may be granted to include restricted stock and restricted stock units, in addition to stock options. Stock based compensation that has been and that may in the future be granted to key employees, including stock options previously issued and awards that may be granted under the Omnibus Plan, is tied to future performance of the Company’s common stock and will provide increased value as the price of the Company’s common stock increases.

      The Compensation Committee, upon the recommendation by the Chief Executive Officer and the President, has in the past determined and made, and expects to continue to determine and make, final decisions regarding stock based awards. Such factors as performance and responsibilities of individual managers and the management team as a whole as well as general industry practices play an integral role in the determination of the number of stock options, restricted stock and/or restricted stock units awarded to a particular senior executive. In determining the size of the individual award of stock options, restricted stock and/or restricted stock units, the Compensation Committee also considers the amounts of stock based awards outstanding and previously granted, the amount of stock based awards remaining available for grant under the Stock Plans, the aggregate amount of current awards, and the amount necessary to retain qualified management.

      In accordance with its business strategy and compensation philosophy, the Company has previously granted stock options to a significant number of employees in managerial positions to afford them an opportunity to participate in the Company’s future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its stockholders. In the fiscal year ended February 1, 2003, a total of 1,435,266 (split adjusted) stock options were granted to employees, including 1,005,800 (split adjusted) stock options that were awarded to senior executives.

      Stock options have typically been awarded each year based on an assessment of each recipient’s ongoing contribution to overall corporate performance and it is contemplated that stock options and other stock based awards will continue to be awarded on a similar basis and following a similar process. As a means to encourage the recipient of a stock based award to remain in service with the Company, stock based awards vest over time. Most stock options granted to key employees in the past vest in equal amounts over a period of three years from the date of grant. All stock options have exercise prices at least equal to the market value of the Company’s stock on the date of grant.

401(k) Plan and Stock Purchase Plan for Employees

      In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in the Company’s profits and accumulate retirement savings. Effective January 1, 1999, the Company incorporated a 401(k) feature into its profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 20% of their respective compensation and have it contributed to the plan. The Company is obligated to match a portion of the deferral and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of the results of the Company’s operations for the respective year. During the fiscal year ended February 1, 2003, the Company’s aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $935,000.

      In 2002, the Company adopted a new stock purchase plan (replacing its 1993 stock purchase plan) to continue to provide all eligible employees at all levels an opportunity to become stockholders of the Company. This plan is viewed as an effective way to help align the interest of all employees with those of the Company’s stockholders. As an inducement, eligible employees may purchase shares of stock in the Company during each exercise period at a 15% discount to the value of the stock.

Compensation for the Chief Executive Officer for the Fiscal Year Ended February 1, 2003

      The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the compensation for Mr. Gralnick, the Company’s Chairman of the Board and Chief Executive Officer, for the fiscal year ended February 1, 2003.

      Pursuant to a three-year employment contract entered into in February 2000 (which was extended by amendment for an additional one year to February 1, 2004), Mr. Gralnick’s base salary was increased to $850,000 in the fiscal year ended February 1, 2003, which reflected a $100,000 increase from his base salary in the prior fiscal year. For the fiscal year ended February 1, 2003, Mr. Gralnick also was awarded an aggregate bonus of $850,000, as a result of the Company having reached certain targeted performance incentive goals. The Compensation Committee awarded him 274,400 (adjusted for the 2-for-1 split in July 2002) stock options in the fiscal year ended February 1, 2003 in order to continue to recognize his efforts in leading the Company in achieving a very strong financial performance.

      Mr. Gralnick’s compensation was based on industry comparisons as well as on the Company’s performance over the most recent years, as reflected in the Company’s Annual Report to Stockholders which accompanies this proxy statement. Under the leadership of Mr. Gralnick and the rest of the management team, total revenues for Chico’s increased from approximately $59 million in 1994 to approximately $531 million for the fiscal year ended February 1, 2003. Between 1994 and the fiscal year ended February 1, 2003, income before income taxes grew from approximately $5.6 million to approximately $108 million, and net income grew from approximately $3.3 million to approximately $67 million.

      Under Mr. Gralnick’s employment contract, and again taking into account the industry comparisons, Mr. Gralnick’s base compensation has been further increased to $1,000,000 for the fiscal year ending January 31, 2004. In addition, in February 2003, Mr. Gralnick was awarded 125,000 stock options. There is no commitment to grant any additional stock options to Mr. Gralnick.

Compliance With Internal Revenue Code Section 162(m)

      The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which disallows a tax deduction for compensation to an executive officer when the included compensation exceeds $1 million per year. Although Mr. Gralnick’s compensation earned during the fiscal year ended February 1, 2003 exceeded this threshold during such fiscal year and could exceed this threshold in future years, depending of course on the Company’s performance, the provisions of Mr. Gralnick’s employment agreement provide that any cash compensation in excess of the threshold that would otherwise be payable will be deferred instead until such date as such deferred amount can be paid without exceeding the applicable threshold. This deferral is being made pursuant to and consistent with the Company’s deferred compensation plan. The Committee intends to periodically continue further review of the potential consequences of Section 162(m) and, depending upon the risk of applicability of this provision to the Company, may elect to structure the performance-based portion of its executive officer compensation in a manner so as to comply with certain exemptions provided for in Section 162(m) and possibly modify the provisions which effectuate deferral of certain portions of the cash compensation amounts.

      This report has been provided by the Compensation Committee.

MEMBERS OF THE COMPENSATION
AND BENEFITS COMMITTEE

John W. Burden, Chair
Verna K. Gibson
Ross E. Roeder

PERFORMANCE GRAPH

      The following graph compares the cumulative total return on the Company’s common stock with the cumulative total return of the companies in the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Apparel Retail Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on January 31, 1998 and the reinvestment of dividends.

Comparison of Cumulative Total Return

	1/31/1998	1/30/1999	1/29/2000	2/3/2001	2/2/2002	2/1/2003

Chico’s FAS, Inc.	$100	$432	$458	$973	$1,873	$2,320
S&P 500 Index	$100	$132	$143	$143	$121	$94
S&P 500 Apparel Retail Index	$100	$207	$193	$182	$129	$115

EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The following table sets forth certain information regarding the Company’s executive officers and certain other key employees.

			Years with
			the
Executive Officers	Age	Position	Company

Marvin J. Gralnick	68	Chief Executive Officer, Chairman of the Board and Director	19
Helene B. Gralnick	55	Senior Vice President — Design and Concept and Director	19
Charles J. Kleman	52	Executive Vice President — Chief Financial Officer, Secretary/Treasurer and Director	14
Scott A. Edmonds	45	President and Chief Operating Officer	9
Mori C. MacKenzie	53	Senior Vice President — Stores	7
Patricia A. Murphy	59	Executive Vice President — Chief Merchandising Officer	5
James P. Frain	54	Senior Vice President — Marketing	4
Michael J. Kincaid	45	Vice President — Finance	3
Barry I. Shapiro	48	Senior Vice President — Pazo	2
Ajit Patel	49	Vice President — Chief Information Officer	2

Non-Director Executive Officers

      Scott A. Edmonds has been employed by Chico’s since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President — Operations and effective January 1, 1996 he was promoted to the position of Senior Vice President — Operations. In February 2000, Mr. Edmonds was further promoted to Chief Operating Officer and in September 2001, Mr. Edmonds was promoted to President. In addition to his general responsibilities as President, Mr. Edmonds is responsible for oversight of product development and production, marketing, human resources, store development and operations, store leasing and maintenance, franchise operations, and management of the general headquarters activities. Prior to joining Chico’s in 1993, Mr. Edmonds was employed by Ferguson Enterprises, Inc., a plumbing and electrical wholesale company since 1980. His last position with Ferguson was President of the Ft. Myers, Florida Division.

      Mori C. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President — Director of Stores. In October 2001, she was promoted to Senior Vice President — Stores. Ms. MacKenzie is responsible for store and field operations management, hiring and training. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President — Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

      Patricia A. Murphy has been with the Company since September 1997, when she was hired as the Senior Merchant. In April 1998, she was promoted to the position of General Merchandise Manager, in June 1999, she was promoted to Vice President — General Merchandise Manager, in August 2000, she was promoted to Senior Vice President — General Merchandise Manager, and in February 2003, she was promoted to Executive Vice President — Chief Merchandising Officer. Ms. Murphy is principally responsible for the product development, buying, planning and distribution activities associated with procurement of merchandise. From February 1987 until September 1997, Ms. Murphy was Vice President of Merchandising and

Director of Fashion for Doncaster and from October 1985 until February 1987 was Merchandiser and National Sales Manager for Caribou Sportswear. From 1981 until 1985, she held various positions including Divisional Merchandise Manager and Director of Fashion Coordination for Lane Bryant, a division of the Limited.

      James P. Frain has been employed by the Company since June 1999, when he was hired as the Company’s Director of Marketing. In April 2000 he was promoted to the position of Vice President — Marketing, and in December 2002, he was promoted to Senior Vice President — Marketing. Mr. Frain is principally responsible for the overall and detailed marketing of the Chico’s brand, including the Company’s call center and Internet activities. During 1998 and 1999, Mr. Frain was the Vice President — Marketing and Creative for Current, Inc. and during 1997 and 1998 he was Vice President — Operations and Marketing for A.H. Riise. From 1994 to 1996, Mr. Frain was Vice President — Marketing for Easyriders and from 1993 to 1994 he was Vice President — Marketing for NBO. Mr. Frain held various marketing positions prior to 1994 at Alfred Dunhill, Gucci, Laura Ashley, Conran’s and Paragon Sporting Goods.

      Michael J. Kincaid has been with the Company since August 1999 when he was hired as Controller, Director of Finance. In October 2001, he was promoted to Vice President — Finance. From 1991 to 1999, Mr. Kincaid was employed by Tractor Supply Company, most recently as Vice President — Controller, Treasurer and Secretary. From 1981 to 1991, he held various management and accounting positions with Cole National Corporation, Revco D.S., Inc. and Price Waterhouse.

      Barry I. Shapiro joined the Company in February 2001, as its Vice President — Outlet Strategies. In August 2002, he was promoted to Senior Vice President — Pazo. From 1997 to 2001, Mr. Shapiro was employed by Off Fifth Saks-Fifth Avenue Outlet as Senior Vice President — Stores and Operations. From 1990 to 1997, he held various positions with Ann Taylor Stores Corporation including Executive Vice President of Ann Taylor Loft and several other Senior Vice President positions with Ann Taylor. From 1989 to 1990, Mr. Shapiro was Store Manager — Operations with Abraham and Strauss Department Stores, and from 1978 to 1989, Mr. Shapiro held various positions with Lord and Taylor Department Stores and with Macy’s.

      Ajit Patel joined the Company in June 2001, when he was hired as Vice President — Chief Information Officer. From June 1995 to January 1999, Mr. Patel was Vice President — Chief Information Officer of Speedo Swimwear, Inc. where he was responsible for management of the company’s entire information system infrastructure. From February 1999 through June 2000, he was President and Chief Executive Officer of Seal Consulting, Inc., an information systems consulting practice. From June 2000 through June 2001, Mr. Patel was an independent management consultant.

      Marvin J. Gralnick and Helene B. Gralnick are husband and wife. None of the other executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under the applicable Securities and Exchange Commission Rule, for services rendered to the Company in each of the Company’s last three fiscal years.

					Long Term
					Compensation
		Annual Compensation(1)			Awards

				Other	Securities
	Fiscal Year			Annual Com-	Underlying	All Other Com-
Name and Principal Position	Ended	Salary($)	Bonus($)(2)	pensation(3)	Options(#)(4)	pensation($)(5)

Marvin J. Gralnick,	February 1, 2003	846,539	850,000	—	274,400	5,495
Chairman of the Board and	February 2, 2002	745,385	750,000	—	225,000	5,250
Chief Executive Officer	February 3, 2001	605,769	600,000	—	168,750	5,250
Helene B. Gralnick,	February 1, 2003	274,135	247,500	—	60,000	5,495
Senior Vice President —	February 2, 2002	249,384	200,000	—	67,500	5,250
Design and Concept	February 3, 2001	233,269	184,000	—	56,250	5,250
Scott A. Edmonds,	February 1, 2003	498,413	500,000	—	250,000	5,495
President and Chief	February 2, 2002	367,347	325,000	—	168,750	5,250
Operating Officer	February 3, 2001	277,788	220,000	—	56,250	5,250
Charles J. Kleman,	February 1, 2003	338,462	272,000	—	40,000	5,495
Executive Vice President —	February 2, 2002	299,077	240,000	—	56,250	5,250
Chief Financial Officer	February 3, 2001	289,019	228,000	—	56,250	5,250
Patricia A. Murphy,	February 1, 2003	363,462	292,000	—	40,000	5,495
Executive Vice President —	February 2, 2002	302,653	245,000	—	112,500	5,250
Chief Merchandising Officer	February 3, 2001	240,000	189,500	—	56,250	5,250
Ajit Patel,	February 1, 2003	309,616	248,000	141,581	20,000	5,495
Vice President —	February 2, 2002	184,615	150,000	—	30,000	-0-
Chief Information Officer	February 3, 2001	—	—	—	—	—

(1)	Includes amounts the payment of which has been deferred at the election of the named executive officer. Other Annual Compensation, other than salary and bonuses, was not paid or did not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission Rules.

(2)	Amounts in this column consist of certain bonuses including bonuses earned under the semi-annual management incentive plan which is linked to the Company’s performance. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year.

(3)	In accordance with Securities and Exchange Commission Rules, amounts totaling less than $50,000 have been omitted. The amount shown for Mr. Patel for the fiscal year ended February 1, 2003 includes the following items which each exceeded 25% of total amount reflected: $68,197 of moving expenses paid by the Company and $49,384 for gross up of taxes associated with the moving expenses.

(4)	Amounts in this column reflect the effects of any stock splits occurring after the date of grant.

(5)	This category includes the Company’s contributions to 401(k) Plan.

Option Grants Table

      The following table shows all options to purchase common stock of the Company granted to each of our named executive officers during the fiscal year ended February 1, 2003 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

	Individual Grants
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates of
	Securities	Options	Exercise		Stock Price Appreciation for
	Underlying	Granted to	or Base		Option Term
	Options	Employees in	Price	Expiration
Name	Granted(1)(2)	Fiscal Year	($/sh)(2)	Date	5%($)	10%($)

Marvin J. Gralnick	93,000	6.5%	16.02	02/08/12	936,965	2,374,453
	181,400	12.6%	18.505	06/25/12	2,111,078	5,349,886
Helene B. Gralnick	60,000	4.2%	16.02	02/08/12	604,494	1,531,905
Scott A. Edmonds	250,000	17.4%	16.02	02/08/12	2,518,723	6,382,939
Charles J. Kleman	40,000	2.8%	16.02	02/08/12	402,996	1,021,270
Patricia A. Murphy	40,000	2.8%	16.02	02/08/12	402,996	1,021,270
Ajit Patel	20,000	1.4%	16.02	02/08/12	201,498	510,635

(1)	The grants of options to Marvin and Helene Gralnick made in February 2002 vest annually at a rate of 50% on each anniversary of the grant beginning on the first anniversary and the grant of options to Marvin Gralnick made in June 2002 vested 50% in February 2003, with the balance vesting in February 2004. The grants of options to the other officers were made in February 2002 and vest annually at a rate of 33 1/3% on each anniversary date of the grant beginning on the first anniversary.

(2)	Amounts and prices shown reflect the Company’s 2-for-1 stock split delivered in July 2002.

Option Exercises and Year-End Value Table

      The following table shows information concerning aggregated stock option exercises during the fiscal year ended February 1, 2003 and values as of the end of such fiscal year.

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at Fiscal	In-the-Money Options
	Acquired on	Value	Year-End(#)	at Fiscal Year-End($)
Name	Exercise(#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)

Marvin J. Gralnick	1,935,000	31,803,341	375,000 / 686,900	5,032,500 / 5,049,945
Helene B. Gralnick	522,000	8,732,089	120,000 / 187,500	1,747,200 / 1,642,500
Scott A. Edmonds	210,004	2,412,964	-0- / 512,500	-0- / 3,274,875
Charles J. Kleman	200,000	4,141,720	362,500 / 152,500	5,665,875 / 1,372,500
Patricia A. Murphy	117,600	2,095,713	120,000 / 227,500	1,369,800 / 2,093,000
Ajit Patel	—	—	20,000 / 60,000	142,200 / 328,200

(1)	This represents the excess of the fair market value of the Company’s common stock as of the date of exercise above the exercise price of the options.

(2)	This represents the excess of the fair market value of the Company’s common stock of $18.21 per share as of February 1, 2003, above the exercise price of the options.

Employment Agreements

      Effective February 7, 2000, the Company entered into employment agreements with Mr. Gralnick and Ms. Gralnick that each provide for an annual base salary and certain other benefits. These employment agreements were amended effective September 26, 2001 to extend the term of employment by one year. In addition, the Company and Mr. Gralnick agreed to a modification to his employment agreement to allow the Company to grant to him only 46,500 stock options in February 2002 and to contemplate an additional grant of 78,500 stock options (with an exercise price equal to the then current market price of the stock) in July 2002 following approval of the new stock option plan by the Company’s stockholders. Pursuant to the employment agreements, the annualized base salaries of Mr. Gralnick and Ms. Gralnick, respectively, were $850,000 and $275,000 for fiscal 2002 and are $1,000,000 and $300,000 for fiscal 2003 and subsequent years, subject to any further increases as may be set by the Board of Directors. Under each agreement, bonus compensation is to be determined through a bonus formula adopted by the Compensation Committee. Under each of the employment agreements, the period of employment extends through February 1, 2004, which period, under the express terms of the agreement, is automatically extended for additional one-year periods until the respective employment agreement is terminated by the Company or the executive. The employment agreements contemplate the granting of stock options each year through fiscal 2003 to each of Mr. Gralnick and Ms. Gralnick under the Company’s stock option plan. All of the stock options required to be granted to Mr. Gralnick and Ms. Gralnick pursuant to such agreements have been granted.

      Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Mr. Kleman’s current base salary is $380,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of the amended employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 2003, and which period, by the terms of the agreement is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Kleman.

      Effective June 28, 1995, the Company entered into an employment agreement with Mr. Edmonds which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Mr. Edmonds’ current base salary is $600,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of Mr. Edmonds’ amended employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through February 28, 2004, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Edmonds.

      Effective August 21, 2000, the Company entered into an employment agreement with Ms. Murphy which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Ms. Murphy’s current base salary is $425,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of Ms. Murphy’s employment agreement, the Company contracted to employ Ms. Murphy for a period which currently extends through December 31, 2003, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Ms. Murphy.

      The employment agreements for Messrs. Gralnick, Kleman and Edmonds and Ms. Gralnick and Ms. Murphy provide that such executives are entitled to certain severance benefits in the event that their employment is terminated by the Company “without cause” or by such executive within a specified period following a “change of control” (both as defined in the employment agreements). In the case of Mr. Gralnick and Ms. Gralnick (a) if the executive is terminated “without cause,” the executive would receive his or her salary for the remainder of the then effective employment term (or, if longer, for 12 months) and, (b) if the executive’s employment is terminated within the specified period following a “change of control,” the executive would be entitled to receive a lump sum equal to the aggregate salary that he or she would otherwise have been entitled to receive over the remainder of the then effective term (or, if longer, over 12 months), plus one year’s bonus. In the case of Messrs. Kleman and Edmonds and Ms. Murphy, (1) if the executive is terminated “without cause,” the executive would receive his or her salary for the remainder of the then effective employment term (or, if longer, for 12 months) and, (2) if the executive’s employment is terminated within the specified period following a “change of control,” the executive would be entitled to receive a lump sum equal to the aggregate salary that he or she would otherwise have been entitled to receive over the remainder of the then effective term (or, if longer, over 36 months), plus three times his or her annual target bonus. Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each employment agreement provides for a covenant not to compete which is to continue for two years following any termination.

Compensation Committee Interlocks and Insider Participation

      The current members of the Company’s Compensation and Benefits Committee are John W. Burden, Verna K. Gibson and Ross E. Roeder. Neither Mr. Burden, Ms. Gibson nor Mr. Roeder has at any time been an officer or employee of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended February 1, 2003, except that Mr. Roeder filed one late Form 4 reporting the acquisition of shares pursuant to the exercise of stock options, Mr. Burden filed three separate amended Form 4’s to report sales of shares by his Individual Retirement Account that were inadvertently omitted from the reports, and Mr. Patel filed one late Form 4 reporting the acquisition of shares under the Company’s Employee Stock Purchase Plan.

SECURITY OWNERSHIP

      The following table sets forth, as of March 31, 2003, the number of shares of the Company’s common stock beneficially owned by (1) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address, (2) each of its directors and nominees to become a director, (3) each named executive officer as defined under applicable Securities and Exchange Commission rules and (4) all directors and executive officers as a group.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner or Number in Group	Ownership(1)		of Class

Marvin J. Gralnick	4,033,176	(2)	4.65
c/o Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912
Helene B. Gralnick	4,033,176	(2)	4.65
c/o Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912
Rodin, Ltd.	3,008,676	(2)	3.51
301 Congress, Suite 1900
Austin, Texas 78701
FMR Corp.	5,852,201	(3)	6.83
82 Devonshire St
Boston, MA 02109
Wasatch Advisors, Inc.	1,255,976	(4)	1.47
150 Social Hall Avenue
Salt Lake City, UT 84111
Scott A. Edmonds	161,433	(5)	*
Charles J. Kleman	529,559	(6)	*

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner or Number in Group	Ownership(1)		of Class

Patricia A. Murphy	276,745	(7)	*
Ajit Patel	27,467	(8)	*
Verna K. Gibson	844,239	(9)	*
Ross E. Roeder	265,275	(10)	*
John W. Burden	73,800	(11)	*
All Directors and Executive Officers as a Group (13 persons)	6,325,231	(12)	7.17

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Marvin J. Gralnick and Helene B. Gralnick are husband and wife. The number of shares shown for Marvin J. Gralnick and the number of shares shown for Helene B. Gralnick each include the aggregate of all shares held by Rodin, Ltd., a Texas Limited Partnership. A limited liability company established by Mr. Gralnick and Ms. Gralnick and of which Mr. Gralnick and Ms. Gralnick are the sole members and managing members, is the sole general partner of Rodin, Ltd., owning an aggregate of 1% of the partnership interests. Mr. Gralnick owns limited partnership interests representing approximately 49.3% of the partnership interests, Ms. Gralnick owns separate limited partnership interests representing approximately 49.3% of the partnership interests and the remaining partnership interests are owned by a series of irrevocable intervivos trusts established by Mr. Gralnick and Ms. Gralnick for the benefit of their respective children. Also includes a total of 1,024,500 shares for Mr. Gralnick and Ms. Gralnick that are deemed to be beneficially owned by them by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(3)	This information is derived from a Schedule 13G dated as of February 13, 2003 jointly filed by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, and Fidelity Management and Research Company. FMR Corp. is shown to have sole power to vote or to direct the voting of 3,305,361 shares and sole power to dispose or to direct the disposition of 5,852,201 shares. This includes 2,516,440 shares owned by various investment companies registered under Section 8 of the Investment Company Act of 1940. Because a subsidiary of FMR serves as investment adviser to such companies, the Schedule 13G indicates that FMR, and Edward C. Johnson 3d and Abigail P. Johnson, who control such investment adviser, may be deemed to beneficially own such shares.

(4)	This information is derived from a Schedule 13G/A dated as of February 13, 2003 filed by Wasatch Advisors, Inc. Wasatch Advisors, Inc. is shown to have voting and dispositive power with respect to all the shares shown.

(5)	Includes 2,250 shares owned by each of Mr. Edmonds’ two daughters. In addition, includes 120,833 shares deemed to be beneficially owned by Mr. Edmonds by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(6)	Includes 24,906 shares owned by Mr. Kleman’s son, 5,924 shares owned by his stepdaughter and 2,786 shares owned by Mr. Kleman’s spouse. In addition, includes 450,833 shares deemed to be beneficially owned by Mr. Kleman by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(7)	Includes 245,833 shares deemed to be beneficially owned by Ms. Murphy by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(8)	Includes 26,667 shares deemed to be beneficially owned by Mr. Patel by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(9)	Includes 318,800 shares deemed to be beneficially owned by Ms. Gibson by virtue of certain stock options that are currently exercisable or become exercisable within 60 days and 222,300 shares owned by a profit sharing trust.

(10)	Includes 9,000 shares owned by an Individual Retirement Account and 183,800 shares deemed to be beneficially owned by Mr. Roeder by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(11)	Includes 10,000 shares owned by an Individual Retirement Account and 63,800 shares deemed to be beneficially owned by Mr. Burden by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(12)	Pursuant to applicable Securities and Exchange Commission rules, the 3,008,676 shares of common stock owned by Rodin, Ltd. and the 1,024,500 exercisable stock options which are deemed to be beneficially owned by each of Marvin J. Gralnick and Helene B. Gralnick, are counted only once for purposes of this calculation.

10b5-1 Trading Plans

      We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of March 31, 2003, Rodin, Ltd., the record owner of all outstanding shares of common stock beneficially owned by Marvin J. Gralnick and Helene B. Gralnick, was the only Company stockholder, officer and/or director known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. Other directors and officers may adopt such plans in the future.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2004 ANNUAL MEETING

      Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders and in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before December 30, 2003.

      The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days’ notice prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

      A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934; (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

      A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company’s books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

      The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

CHARLES J. KLEMAN
Secretary

Dated: April 28, 2003

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CHICO’S FAS, INC

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2003	The Board of Directors recommends voting “FOR” the following nominees and proposals:
The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints Marvin J. Gralnick, Scott A. Edmonds and Patricia A. Murphy, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sanibel Harbour Resort, Fort Myers, Florida at 2:00 P.M., local time, on June 24, 2003 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated April 28, 2003 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.	1. ELECTION OF DIRECTORS

    Nominees for Class I Directors:

    Charles J. Kleman and Ross E. Roeder

    INSTRUCTION: To withhold authority
    to vote for any individual nominee,
    mark “For All Except” and write that
    nominee’s name in the space provided
	below:	For All Nominees Listed ☐	Withhold Authority For All Nominees Listed ☐	For All Except ☐

Please be sure to sign and date this Proxy in the space below. Date: Stockholder sign above — Co-holder (if any) sign above.	2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	For ☐	Against ☐	Abstain ☐
3. OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the
Annual Meeting.
The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR the nominees for director listed above, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.
The stockholder signing this Proxy acknowledges receipt of (1) the Company’s 2002 Annual Report to Stockholders and (2) the Company’s Notice of Annual Meeting and Proxy Statement dated April 28, 2003 relating to the Annual Meeting. The stockholder signing this Proxy does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.

Detach above card, sign, date and mail in postage paid envelope provided.
CHICO’S FAS, INC.

     NOTE:Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.